Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and the incorporation by reference of our report dated December 29, 2009 on the financial statements of the Aston Funds included in the Annual Report for the year ended October 31, 2009, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 108 to the Registration Statement (Form N-1A, No. 33-68666) of the Aston Funds.

/s/ Ernst & Young LLP

Chicago, Illinois

February 25, 2010